EXHIBIT 10.56

MARTEK BIOSCIENCES KINGSTREE CORPORATION
SECOND AMENDED AND RESTATED AND SUBSTITUTED PROMISSORY NOTE

Baltimore, Maryland

$10,000,000.00	Date: September 5, 2003

     FOR VALUE RECEIVED, Martek Biosciences Kingstree Corporation, a Delaware corporation (the “Company”), does hereby promise to pay to the order of Genencor International, Inc., a Delaware corporation (“Genencor”) or its permitted assigns (the “Holder”), at its office at 200 Meridian Center Boulevard, Rochester, New York 14618 (or at such other place or places as Holder may designate from time to time upon reasonable notice to the Company), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) under the terms and conditions of this Second Amended and Restated and Substituted Promissory Note (this “Note”).

     FermPro Manufacturing, LP (“FermPro”), a Georgia limited partnership, Astral Technologies, Inc., a South Carolina corporation and the general partner of FermPro, and Martek Biosciences Corporation, a Delaware corporation, on behalf of itself and the Company, have entered into that certain Asset Sale and Purchase Agreement dated as of July 21, 2003 (the “Fermpro Asset Sale and Purchase Agreement”) pursuant to which the Company assumed the obligations of Fermpro under the Amended and Restated and Substituted Promissory Note dated May 4, 1994 to the order of IBIS Limited Partnership, a North Carolina limited Partnership (“IBIS”), as amended on April 3, 1996 (the “Amended Note”). To facilitate the assumption of the Amended Note, it is necessary to amend and modify certain terms of the Amended Note, and the Company and Genencor, as assignee of IBIS, have entered into the Note for the purposes of amending and restating the Amended Note.

     Security. This Note is secured by a Purchase Money Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated April 27, 1994 and duly recorded in Book 338 at Page 96 in the Office of the Clerk of Court of Williamsburg County, South Carolina, and amended on May 4, 1994, April 3, 1996 and of even date herewith (the “Mortgage”), each amendment as filed or to be filed in the Office of the Office of the Clerk of Court of Williamsburg County, South Carolina and a Security Agreement dated as of April 27, 1994 as amended on May 4, 1994, April 3, 1996 and of even date herewith (the “Security Agreement”, and with the Mortgage, the “Mortgage Instruments”). The Mortgage Instruments, the Non Compete Covenant in Assigne’s Favor (as defined in the Security Agreement) and the TMA (as defined in the Security Agreement) are referred to herein as the “Purchase Documents.” Any Event of Default under any Purchase Document is an Event of Default under the terms of this Note.

     Amendment. This Note is an amendment and restatement to the Amended Note and is issued in substitution therefor.

     Interest Accrual. The outstanding principal balance of this Note shall bear interest from the date hereof until payment in full at the rate of five per cent (5%) per annum.

Interest shall he computed on the basis of a three hundred sixty-day year on the actual number of days the principal is outstanding during each annual interest period.

     Payments of Interest and Principal. Payments of accrued interest shall be made monthly on the last calendar day of each month, commencing on December 31, 2003 and on the Maturity Date (as defined below). Principal payments on this Note shall be made monthly on the last calendar day of each month, commencing on January 31, 2004, each such principal payment in the amount equal to Forty-one thousand six hundred sixty-seven dollars ($41,667). The entire unpaid principal amount plus accrued interest under this Note shall be due and payable on the Maturity Date. Except as provided for under Prepayment, Payments of principal and interest shall be paid in lawful money of the United States of America at the office of the Holder as indicated in the opening paragraph or at such other place as Holder may designate from time to time.

     Prepayment. This Note may be prepaid in whole or in part, at any time, without penalty, in cash, or in such other consideration as the Company and Holder may agree.

     Late Charges. In the event any payment of interest or principal is delinquent more than fifteen (15) days, the Company will pay to Holder a late charge of four percent (4%) of the amount of the overdue payment. This provision for late charges shall not be deemed to extend the time for payment or be a “grace period” or “cure period” that gives the Company the right to cure an Event of Default. Except as otherwise may be provided by applicable law, imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Mortgage Instruments. Acceptance by Holder of any late payment(s) shall not constitute a waiver by holder of any default hereunder.

     Maturity and Release. If not paid earlier pursuant to the terms of this Note, the entire outstanding principal balance plus all accrued and unpaid interest due and payable under this Note shall be due and payable on December 31, 2014 (the “Maturity Date”). Upon payment in full of the entire outstanding principal balance plus all accrued and unpaid interest due and payable under this Note, Holder releases any and all security interest granted or lien or encumbrance created in any of Company’s real or personal property in connection herewith and agrees to promptly execute, acknowledge and deliver to Company, and do, all such additional and further acts, things, assurances, instruments, documents as Company may reasonably request from time to time to evidence such release.

     Acceleration Period. In the event that (a) the Company shall (i) fail to make the an interest or principal payment in the amount specified herein within five (5) business days of the payment becoming due in accordance with the terms hereof, or (ii) fail to make any other payments hereunder within five (5) business days of the payment becoming due, (b) there is a breach of any of the covenants and provisions contained in this Note, and such breach shall continue for a period of at least thirty (30) days after notice of such, or (c) there is an Event of Default under any Purchase Document (including, without limitation, by way of cross-default), then in such event the Holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid balance of this Note and any part thereof plus all accrued interest due under this Note, shall bear interest at the rate of ten percent (10%) per annum after default until paid. The

Company hereby waives protest, presentment, notice of dishonor, and notice of acceleration of maturity. Upon default, the Holder of this Note may employ an attorney to enforce the Holder’s rights and remedies and the Company hereby agrees to pay to the Holder reasonable attorney’s fees plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default.

     Expenses. Except as provided for in the last sentence of the Acceleration Period, the Company and Holder each agree to pay their own expenses, including the expenses and reasonable attorneys’ fees, paid or incurred by such party in connection with the preparation of this Note or the amendment, modification, or replacement of the Mortgage Instruments or otherwise in connection with the Note. Further, the Company and Holder agrees to each pay one-half of all expenses in connection with the filing or recordation of all financing statements and other documents as may be required by Holder at the time or, or subsequent to, the execution of this Note, including, without limitation, all documentary stamps, recordation and transfer taxes, filing fees and other costs and taxes incident to recordation of any document in connection herewith.

     Business Day. If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of Maryland are required or permitted to be closed, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest hereunder.

     Application of Payments. All sums received by holder for application to the Note may be applied by holder to late charges, expenses, costs, interest, principal and other amounts owing to holder in connection with the Note in the order selected by holder in its sole discretion.

     Successors and Assigns. This Note may not be assigned by Genencor (or any other Holder hereof), in whole or in part, at any time, without the prior written consent of the Company. This Note shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the permitted successors and assigns of the Genencor.

     The Company intends to treat this Note as “debt” and not as “equity” for United States federal income tax purposes.

     This Note is made and delivered in South Carolina and shall be governed and construed in accordance with the laws of the State of South Carolina.

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     IN WITNESS WHEREOF, the Company has duly executed this Second Amended and Restated and Substituted Promissory Note under seal as of the date set forth above.

MARTEK BIOSCIENCES KINGSTREE CORPORATION

By:	/s/ GEORGE P. BARKER

Name:	GEORGE P. BARKER
Title:	SR. V. P. & GENERAL COUNSEL

[Corporate Seal] ATTEST: [ILLEGIBLE]

Secretary

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